Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
February 21, 2006	(919) 774-6700

THE PANTRY ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

Peter J. Sodini Elected Chairman of the Board

Thomas M. Murnane Named Lead Independent Director

Sanford, North Carolina, February 21, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that President and CEO Peter J. Sodini has been elected Chairman of the Board. In addition, Thomas M. Murnane has been elected Lead Independent Director.

Mr. Sodini has been the Company’s President and Chief Executive Officer since 1996, and a director since 1995. He has chaired meetings of the Company’s Board of Directors since 1996. Previously, he was Chief Executive Officer and a director of Purity Supreme, Inc. for more than four years, and held executive positions at several other supermarket chains earlier in his career.

Speaking on behalf of the Board, Mr. Murnane said, “We would like to thank Pete Sodini for his dedication to The Pantry over the last decade, and congratulate him and his executive team on the results they have produced for our shareholders. Electing Pete to the additional position of Chairman of the Board of Directors is a well-deserved acknowledgement of his longstanding leadership roles in the Company’s management and in Board deliberations, and is a natural part of the Board’s transition following Freeman Spogli & Co.’s sale of its interests in the Company last year.”

Mr. Murnane has served as a director of The Pantry since October 2002 and chairs its Corporate Governance and Nominating Committee. He retired as a partner of PricewaterhouseCoopers, LLP in 2002 and currently works as an outside consultant. During his 22-year career with PricewaterhouseCoopers and its predecessors, he served in a variety of client service and leadership roles, focused primarily on the retail sector. He is currently a partner in ARC Business Advisors, providing strategic consultation to retailers, as well as branding and private equity firms. Mr. Murnane is also a director of Finlay Enterprises, Inc., Pacific Sunwear of California, Inc. and Captaris, Inc.

All of The Pantry’s current directors except Mr. Sodini are independent of the Company and its management. As Lead Independent Director, Mr. Murnane will act as principal liaison between the independent directors and Chairman on board and Corporate Governance matters.

Mr. Sodini commented, “Tom Murnane has contributed valuable input to the Board on numerous occasions over the last three and a half years. With his broad experience as a business consultant, Tom is in an excellent position to ensure that the Board maintains the discipline and independent perspective required to safeguard our shareholders’ interests.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of December 29, 2005, the Company operated 1,401 stores in eleven states under select banners including Kangaroo Express(SM), our primary operating banner, Golden Gallon(R), and Cowboys(SM). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of February 21, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.